As filed with the Securities and Exchange Commission on March 2, 2026

Registration No. 811-22946

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 23	☒

(Check appropriate box or boxes)

GUGGENHEIM STRATEGY FUNDS TRUST

(Exact Name of Registrant as Specified in Charter)

702 KING FARM BOULEVARD, SUITE 200, ROCKVILLE, MARYLAND 20850

(Address of Principal Executive Offices/Zip Code)

Registrant’s Telephone Number, including area code:

312-827-0100

Copies To:

Amy J. Lee, Vice President and Chief Legal Officer	Julien Bourgeois

702 King Farm Boulevard Suite 200 Rockville, MD 20850	James V. Catano Dechert LLP 1900 K Street, NW Washington, DC 20006

(Name and address of Agent for Service)

The following funds are each a series of Guggenheim Strategy Funds Trust (the “Trust”), a professionally managed open-end investment company:

Guggenheim Strategy Fund II

Guggenheim Strategy Fund III

Guggenheim Variable Insurance Strategy Fund III

It is intended that this filing will become effective immediately upon filing in accordance with Section 8 of the Investment Company Act of 1940 and the rules thereunder.

Explanatory Note

This Amendment No. 23 to the Registration Statement of the Trust on Form N-1A (File No. 811-22946) (the “Registration Statement”) is being filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, to make changes to Amendment No. 22 to the Registration Statement filed on January 28, 2026. Accordingly, this Amendment No. 23 consists only of a facing page, this explanatory note, modifications to certain parts of Part A and Part B, and a signature page of the Registration Statement. This Amendment No. 23 does not modify any other part of the Registration Statement, and is not meant to supplant, supersede or otherwise affect Amendment No. 22 to the Registration Statement other than to modify Part A and Part B. Part C of Amendment No. 22 is incorporated herein by reference. This Amendment No. 23 relates to all series of the Trust.

Beneficial interests (“Interests”) in the series of the Trust (the “Funds”) are not being, and are not expected to be, registered under the Securities Act of 1933, as amended (the “1933 Act”), because the Interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. Only investment companies, common or commingled trust funds or other organizations, entities or investors that are “accredited investors” within the meaning of Regulation D under the 1933 Act may invest in the Funds. This Registration Statement is not an offer to sell, or a solicitation of an offer to buy, any Interests in the Funds within the meaning of the 1933 Act.

Guggenheim Strategy Funds Trust

702 King Farm Blvd., Suite 200

Rockville, Maryland 20850

Supplement Dated March 2, 2026

to the currently effective Guggenheim Strategy Fund II and Guggenheim Strategy Fund III (the “Funds”) Prospectus (the “Prospectus”) and Statement of Additional Information dated January 28, 2026, as supplemented from time to time

This supplement provides updated information beyond that contained in the Prospectus and Statement of Additional Information and should be read in conjunction with the foregoing documents.

On February 23, 2026, The Bank of New York Mellon (“BNY”) replaced MUFG Investor Services (US) LLC (“MUFG”) as transfer agent to Guggenheim Strategy Funds Trust (the “Trust” and each series of the Trust, a “Fund and, collectively, the “Funds”).

Pursuant to a Transfer Agency and Shareholder Services Agreement with the Trust, as may be amended and/or restated time to time, BNY performs all shareholder servicing functions, including processing purchase and redemption transactions, processing transfers and exchanges, maintenance of shareholder accounts, answering inquiries, supporting the mailing and e-delivery of shareholder communications, and acting as the dividend disbursing agent.

In view of the foregoing, references to MUFG as transfer agent to the Funds are hereby replaced with BNY as context requires. Additionally, all references to the telephone number 301-296-5100 are hereby deleted. For requests or inquiries by telephone, please call 1-800-820-0888.

In addition, the Prospectus is revised as described below.

The mailing address for Guggenheim Investments is replaced with the following in each instance in which it appears in the section titled “For More Information”:

Guggenheim Investments

PO Box 534493

Pittsburgh, PA 15253-4493

-------

Please retain this supplement for future reference.

GSFT-SUP-BNY-0326x0127

Guggenheim Strategy Funds Trust

702 King Farm Blvd., Suite 200

Rockville, Maryland 20850

Supplement Dated March 2, 2026

to the currently effective Guggenheim Variable Insurance Strategy Fund III (the “Fund”) Prospectus (the “Prospectus”) and Statement of Additional Information dated January 28, 2026, as supplemented from time to time

This supplement provides updated information beyond that contained in the Prospectus and Statement of Additional Information and should be read in conjunction with the foregoing documents.

On February 23, 2026, The Bank of New York Mellon (“BNY”) replaced MUFG Investor Services (US) LLC (“MUFG”) as transfer agent to Guggenheim Strategy Funds Trust (the “Trust” and each series of the Trust, a “Fund and, collectively, the “Funds”).

Pursuant to a Transfer Agency and Shareholder Services Agreement with the Trust, as may be amended and/or restated time to time, BNY performs all shareholder servicing functions, including processing purchase and redemption transactions, processing transfers and exchanges, maintenance of shareholder accounts, answering inquiries, supporting the mailing and e-delivery of shareholder communications, and acting as the dividend disbursing agent.

In view of the foregoing, references to MUFG as transfer agent to the Fund are hereby replaced with BNY as context requires. Additionally, all references to the telephone number 301-296-5100 are hereby deleted. For requests or inquiries by telephone, please call 1-800-820-0888.

In addition, the Prospectus is revised as described below.

The mailing address for Guggenheim Investments is replaced with the following in each instance in which it appears in the section titled “For More Information”:

Guggenheim Investments

PO Box 534493

Pittsburgh, PA 15253-4493

-------

Please retain this supplement for future reference.

GSFT-SUP-BNY1-0326x0127

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 2nd day of March 2026.

GUGGENHEIM STRATEGY FUNDS TRUST
(Registrant)
By:	/s/ Brian E. Binder
Brian E. Binder, Chief Executive Officer and President (Principal Executive Officer)